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
EXHIBIT (n)(3) - FINANCIAL DATA SCHEDULE - FFP ODYSSEY VENUS PORTFOLIO


ITEM
NUMBER                   ITEM DESCRIPTION                                                       AMOUNT


                     Investments - cost                                                                0
6-04-4               Investments                                                                       0
6-04-6               Receivables                                                                       0
6-04-8               Other assets                                                                      0
--                   Balancing amount to total assets                                                  0
6-04-9               Total assets                                                                      0
6-04-                Accounts payable for securities                                                   0
6-04-13              Senior long-term debt                                                             0
--                   Balancing amount to total liabilities                                             0
6-04-14              Total liabilities                                                                 0
6-04-16              Senior equity securities                                                          0
6-04-16              Paid-in capital - common shareholders                                             0
6-04-16              Number of shares or units - current period                                        0
6-04-16              Number of shares or units  - prior period                                         0
6-04-17(a)           Accumulated undistributed net investment income                                   0
                     (current year)
--                   Overdistribution of net investment income                                         0
6-04-17(b)           Accumulated undistributed net realized gains                                      0
                     (losses)
--                   Overdistribution of realized gains                                                0
6-04-17(c)           Accumulated net unrealized appreciation                                           0
                     (depreciation)
6-04-19              Net assets                                                                        0
6-07-1(a)            Dividend income                                                                   0
6-07-1(b)            Interest income                                                                   0
6-07-1(c)            Other income                                                                      0
6-07-2               Expenses - net                                                                    0
6-07-6               Net investment income (loss)                                                      0
6-07-7(a)            Realized gains (losses) on investments                                            0
6-07-7(d)            Net increase (decrease) in appreciation (depreciation)                            0
6-07-9               Net increase (decrease) in net assets resulting from                              0
                     operations

ITEM
NUMBER                 ITEM DESCRIPTION                                                         AMOUNT

6-09-2               Net equalization charges and credits                                              0
6-09-3(a)            Distributions from net investment income                                          0
6-09-3(b)            Distributions from realized gains                                                 0
6-09-3(c)            Distributions from other sources                                                  0
6-09-4(b)            Number of shares sold                                                             0
6-09-4(b)            Number of shares redeemed                                                         0
6-09-4(b)            Number of shares issued - reinvestment                                            0
6-09-5               Total increase (decrease)                                                         0
6-09-7               Accumulated undistributed net investment income                                   0
                     (prior year)
                                                                             5


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6-04-17(b)           Accumulated undistributed net realized gains                                      0
                     (prior year)
--                   Overdistribution of net investment income (prior year)                            0
--                   Overdistribution of net realized gains (prior year)                               0

                                                  FORM N-1A

ITEM
NUMBER                 ITEM DESCRIPTION                                                         AMOUNT

9                    Net asset value per share -- beginning of period                                0
9                    Net investment income (loss) per share                                          0
9                    Net realized and unrealized gain (loss) per share                               0
9                    Dividends per share from net investment income                                  0
9                    Distributions per share from realized gains                                     0
9                    Per share returns of capital and distributions from other sources               0
9                    Net asset value per share -- end of period                                      0
9                    Ratio of expenses to average net assets                                         0
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